N86 W12500 Westbrook Crossing

Menomonee Falls, WI 53051

Contact:
For Immediate Release	Karen Bauer
Communications & Investor Relations Leader
262-293-1562

 ACTUANT APPOINTS DANNY CUNNINGHAM AS NEW DIRECTOR

MILWAUKEE, March 28, 2016-- Actuant Corporation (NYSE:ATU) announced today that the Board of Directors has increased its size from nine to ten members and appointed Danny Cunningham to its Board, effective immediately. Mr. Cunningham is a recently retired Partner and Chief Risk Officer of Deloitte and Touche LLP, a multinational public accounting firm. He has more than 30 years of experience serving public audit clients in a broad array of industries, including manufacturing. He has practiced in both the United States and China. He holds a bachelor's degree in accounting from The Ohio State University and a master's in business administration from the University of Wisconsin.

Commenting on the announcement, Robert Peterson, Actuant’s Chairman, said, “We are pleased to announce the addition of Danny to Actuant’s Board of Directors. His accounting expertise, global perspective and extensive experience in the manufacturing industry make him an asset for Actuant. The rest of the Board and I look forward to his contributions and are excited he has agreed to join Actuant in this leadership position.”

About Actuant

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions, specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.